Exhibit 107

Calculation of Filing Fee Table

Form S-4

CHP Merger Corp.

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration of Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Common stock, par value $0.0001 per share	Rules 457(c) and 457(f)	42,445,648(1)	$10.68(2)	$453,319,531 (1)	.0000927	$42,023

Fees Previously Paid

	Total Offering Amounts					$453,319,531		$42,023

	Total Fees Previously Paid							$0.00

	Total Fees Offsets							$0.00

	Net Fee Due							$42,023

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(1)

Based on the maximum number of shares of Class A common stock, par value $0.0001 per share, of the registrant (“CHP Class A common stock” or “New Accelus common stock”) estimated to be issued in connection with the business combination described herein (the “Business Combination”), assuming a closing date of April 25, 2022. Such maximum number of shares of New Accelus common stock is based on 42,445,648 shares of New Accelus common stock to be issued (i) to the holders of Integrity Implants Inc. d/b/a Accelus (“Accelus”) common stock, par value $0.0001 per share inclusive of shares to be issued in exchange for (a) Accelus’ preferred stock, par value $0.00001 per share, on a one-for-one basis and (b) Accelus’ outstanding warrants, converted in accordance with their terms, (ii) to the holders of shares of Accelus common stock issuable upon exercise of outstanding options to purchase shares of Accelus common stock that may be exercised prior to the closing of the Business Combination, and (iii) to the Extension Premium Funders (as defined herein) pursuant to the Investment Agreement (as defined herein).

(2)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 42,445,648 shares of CHP Class A common stock and (ii) $10.68, the average of the high and low trading prices of CHP Class A common stock on February 9, 2022 (within five business days prior to the date of this registration statement).